Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact:	Investor Relations James Palczynski (203) 682-8229 G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER

AND FULL-YEAR FISCAL 2012 RESULTS

New York, New York – March 22, 2012 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the fourth quarter and full-year of fiscal 2012.

For the fiscal year ended January 31, 2012, G-III reported net sales increased by 15.8% to $1.23 billion from $1.06 billion last year. Net income per diluted share was $2.46 compared to $2.88 last year.

For the three-month period ended January 31, 2012, G-III reported that net sales increased by 9.0% to $294.3 million from $270.2 million during the comparable period last year. Net income per diluted share was $0.25 compared to $0.62 for the comparable period last year.

For the fiscal year ended January 31, 2012, EBITDA decreased 10% to $92.4 million from $102.7 million in the prior fiscal year. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “Although we achieved record sales in fiscal 2012, the record breaking warm weather was a major factor in our disappointing fourth quarter performance. Having managed through fiscal 2012 gives us comfort for a more successful fiscal 2013.”

Mr. Goldfarb continued, “Our opportunities across several brands and categories remain quite compelling. We are very encouraged by the ongoing growth of our dress business and our league sports business, driven by our expanded NFL license. Both dresses and sports are showing a strong increase in their respective order books. Calvin Klein handbags and luggage are both on track to show good growth and have a solid second year. In addition, our new Kensie sportswear is off to a very good start. We are also looking forward to the launch of Jessica Simpson outerwear for this upcoming Fall season. We believe that our core strengths and new business initiatives will result in top and bottom line growth in fiscal 2013. Today we are the premier branded outerwear and dress supplier to retailers across the country. It is our goal to also be the premier branded supplier of sportswear, handbags and luggage.”

Outlook

Also today, G-III Apparel Group issued guidance for the fiscal year ending January 31, 2013. For the fiscal year ending January 31, 2013, the Company is forecasting net sales of approximately $1.33 billion and net income between $54.0 million and $56.0 million, or between $2.62 and $2.72 per diluted share. The Company is projecting EBITDA for fiscal 2013 to increase approximately 11% to 15% from approximately $102.5 million to $106.0 million.

The Company is forecasting net sales of approximately $215 million for its first fiscal quarter ending April 30, 2012 and a net loss between $400,000 and $1.2 million, or between $0.02 and $0.06 per share, compared to net sales of $196.9 million and a net loss of $520,000, or $0.03 per share, in last year’s first fiscal quarter.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Nine West, Ellen Tracy, Tommy Hilfiger, Kensie, Mac & Jac, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, G-III Sports by Carl Banks and Winlit. G-III also operates outlet stores under our Wilsons Leather and Andrew Marc names, is a party to a joint venture that operates outlet stores under the Vince Camuto name and operates retail stores under the Calvin Klein Performance name.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/12	1/31/11	1/31/12	1/31/11

Net sales	$294,346	$270,164	$1,231,201	$1,063,404

Cost of sales	210,931	182,857	860,485	712,359

Gross profit	83,415	87,307	370,716	351,045

Selling, general and administrative expenses	72,310	64,714	277,019	248,380
Depreciation and amortization	2,222	1,667	7,473	5,733

Operating profit	8,883	20,926	86,224	96,932

Equity loss in joint venture	460	—	1,271	—

Interest and financing charges, net	1,705	1,325	5,713	4,027

Income before income taxes	6,718	19,601	79,240	92,905

Income tax expense	1,699	7,268	29,620	36,223

Net income	$5,019	$12,333	$49,620	$56,682

Basic net income per common share	$0.25	$0.63	$2.51	$2.96

Diluted net income per common share	$0.25	$0.62	$2.46	$2.88

Weighted average shares outstanding:
Basic	19,769	19,437	19,796	19,175

Diluted	20,106	19,959	20,192	19,705

Selected Balance Sheet Data (in thousands):	At Jan. 31, 2012	At Jan. 31, 2011
Cash	$24,660	$10,045
Working Capital	288,259	239,494
Inventory	253,521	204,995
Total Assets	554,272	456,403
Short-term Revolving Debt	30,050	—
Total Stockholders’ Equity	357,972	303,494

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2013	Actual Twelve Months Ended January 31, 2012	Actual Twelve Months Ended January 31, 2011
EBITDA, as defined	$102,500 - 106,000	$92,426	$102,665

Depreciation and amortization	9,000	7,473	5,733

Interest and financing charges, net	6,700	5,713	4,027

Income tax expense	32,800 - 34,300	29,620	36,223

Net income	$54,000 - 56,000	$49,620	$56,682

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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